Exhibit 32
SECTION 1350 CERTIFICATION
Each of the undersigned hereby certifies in his capacity as an officer of HomeTrust Bancshares, Inc. (the "Company") that the Quarterly Report of the Company on Form 10-Q for the period ended September 30, 2022, fully complies with the requirements of Section 13(a) of the Securities and Exchange Act of 1934, as amended, and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of the Company as of the dates and periods presented in the financial statements included in such report.

November 9, 2022	By:	/s/ C. Hunter Westbrook
C. Hunter Westbrook
President and Chief Executive Officer

November 9, 2022	By:	/s/ Tony J. VunCannon
Tony J. VunCannon
Executive Vice President, CFO, and Treasurer